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Exhibit 10.3

Standard Form of Agreement
For Interior Design Services

AGREEMENT

made as of the 30 day of October in the year 2002

BETWEEN:

    QAD Inc.
    6450 Via Real
    Carpinteria, CA 93013
    (hereinafter referred to as the Owner)

AND:

    DMJM Rottet
    515 South Flower Street
    Los Angeles, CA 90071-2201
    A Division of DMJMH+N, Inc.

    (hereinafter referred to as the Architect)

For the following Project:

The interior design of office space of approximately 88,000 square feet located on 2 floors of a new build-to-suit building currently under design in Summerland, California

    2111 Ortega Hill Road, Summerland, CA 93067

The Owner and the Architect agree as set forth below.

ARTICLE 1

ARCHITECT'S SERVICES

BASIC SERVICES

  The Architect's Basic Services consist of the four (4) phases described in Paragraphs 1.2 through 1.5 and any other services included in Article 18 as part of Basic Services.

1.1    GENERAL

1.1.1    The Architect shall ascertain the feasibility of achieving the Owner's requirements within the limitations of the building within which the Project is to be located.

1.2    SCHEMATIC DESIGN PHASE

1.2.1    Based on the approved written program, the Architect shall prepare for the Owner's approval preliminary diagrams showing the general functional relationships for both personnel and operations.

1.2.2    Based on the approved relationship diagrams, the Architect shall review with the Owner no more than three alternative space plans for design of the space.

1.2.3    Based on the approved space plan, the Architect shall prepare schematic design plans indicating partition locations and preliminary furniture and equipment layouts ("Schematic Design"). The Architect shall provide an evaluation of the Project and the Project budget, if one has been established by the Owner, each in terms of the other, subject to the limitations set forth in Subparagraph 4.2.1.

1.2.4    The Architect shall prepare studies to establish the design concept of the Project indicating the types and quality of finishes, materials, and furniture, furnishings, equipment, and shall coordinate the use of Owner's existing furniture as requested by Owner.

1.2.5    The Architect shall coordinate with the Owner's Contractor to determine general cost parameters associated with the designs proposed by the Architect as a check against the Owner's Project budget. The Architect shall assist the Owner and the Owner's Contractor with the preparation of a preliminary estimate of Project cost, based on the recommended design concept and on current costs for projects of similar scope and quality ("Statement of Probable Project Cost). The Architect shall schedule meetings with Owner or Owner's Project Manager in accordance with the Architect's "Fee Proposal for Visitor Center Facility" dated March 20, 2002 attached as Exhibit "A", and the Architect shall provide agendas and minutes of these meetings.

1.3    DESIGN DEVELOPMENT PHASE

1.3.1    Based on the approved Schematic Design, the Architect shall prepare, for approval by the Owner, Design Development drawings and other documents to fix and describe the size and character of the interior construction of the Project including special design features to be incorporated into floors, walls, partitions, or ceilings.

1.3.2    The Architect shall prepare such data and illustrations for furniture, furnishings, and equipment as may be appropriate for the Project, including specially designed items or elements, to indicate finished appearance and functional operation. These services do not include the selection of computer or other specialized equipment; however, Architect's Basic Services will accommodate the architectural requirements of such equipment including determination of how the Owner's existing furnishings can be re-used.

1.3.3    The Architect shall further refine and recommend colors, materials, and finishes.

1.3.4    The Architect shall prepare such other Design Development data, illustrations, and documents as may be appropriate for the Project, if any, as described in Article 18.

1.3.5    The Architect shall coordinate with the Owner's Contractor to determine general cost parameters associated with the designs proposed by the Architect as a check against the Owner's Project budget. The Architect shall assist the Owner and the Owner's Contractor with revisions to the Statement of Probable Project Cost, based on the further development of the Project design and market conditions.

1.4    CONTRACT DOCUMENTS PHASE

1.4.1    Based on the approved Design Development submissions, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of drawings, specifications, and other documents setting forth the requirements for the interior construction work necessary for the Project. The work described by such interior construction documents is intended to be performed by the Owner or under one contract between the Owner and Contractor for construction.

1.4.2    Based on the approved Design Development submissions, the Architect shall prepare, for approval by the Owner, drawings, schedules, specifications, and other documents, setting forth the requirements for the fabrication, procurement, shipment, delivery, and installation of furniture, furnishings, and equipment necessary for the Project ("Work"). Such Work is intended to be performed under one or more contracts or purchase orders between the Owner and Contractor or supplier for furniture, furnishings, and equipment. Such Work does not include the specification or procurement of computer or other specialized equipment; however, Architect's Basic Services will accommodate the architectural requirements of such equipment and use of Owner's existing furniture as requested by Owner.

1.4.3    The Architect shall coordinate with the Owner's Contractor (Project Manager defined in Article 3.3) to determine general cost parameters associated with the designs proposed by the Architect as a check against the Owner's Project budget. The Architect shall assist the Owner and the Owner's Contractor (Project Manager defined in Article 3.3) with revisions to the Statement of Probable Project Cost indicated by further development of the Project design and market conditions.

1.4.4    The Architect shall prepare the necessary bidding and procurement information, bidding and procurement forms, the Architect's Conditions of the Contracts for Furniture, Furnishings, and Equipment, Purchase Orders, and the forms of Agreement between the Owner and the Contractor or suppliers ("Contract Documents").

1.4.5    The Architect shall assist the Owner in connection with the Owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

1.4.6    The Architect, following the Owner's approval for the Contract Documents and of the most recent Statement of Probable Project Cost, shall assist the Owner in obtaining bids or negotiated proposals, and assist in awarding and preparing contracts for interior construction and for furniture, furnishings, and equipment. All bidding and negotiating activities shall be coordinated by the Architect.

1.5    CONTRACT ADMINISTRATION PHASE

1.5.1    The Contract Administration Phase will commence with the award of one or more contracts or the issuance of one or more purchase orders and together with the Architect's obligation to provide Basic Services under this Agreement, will terminate when final payment to Contractors or suppliers is due, and in the absence of a final Certificate for Payment or of such due date, sixty (60) days after the date of substantial completion of the Work, whichever occurs first.

1.5.2    The term Contractor, as used herein, shall mean each person or entity awarded a Contract by the Owner, or supplier to whom a purchase order is issued by the Owner, in connection with interior construction, procurement, or installation for the Work. Each such Contractor shall be referred to throughout the Contract Documents as if singular in number and masculine in gender. The term Contractor means the Contractor or the Contractor's authorized representative.

1.5.3    Unless otherwise provided in this Agreement and incorporated in the Contract Documents, the Architect shall provide administration of the contracts for furniture, furnishings, and equipment and the contracts for construction only as set forth below and in the Architect's General and Supplementary Conditions.

1.5.4    The Architect shall be a representative of the Owner during the Contract Administration Phase, and shall advise and consult with the Owner. Instructions to the Contractor shall be forwarded through the Architect. The Architect shall have authority to act on behalf of the Owner only to the extent provided in the Contract Documents unless otherwise modified by written instrument in accordance with Subparagraph 1.5.19.

1.5.5    The Architect shall assist the Owner in coordinating the schedules for delivery and installation of the Work, but shall not be responsible for any malfeasance, neglect, or failure of any Contractors or suppliers to meet their schedules for completion or to perform their respective duties and responsibilities.

1.5.6    The Architect shall visit the Project premises as deemed necessary by the Architect, or as otherwise agreed by the Architect in writing, to become generally familiar with the progress and quality of the Work and to determine in general if the Work is proceeding in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous observations at the Project premises to check the quality or quantity of the Work. On the basis of such on-site observations as an architect, the Architect shall keep the Owner informed of the progress and quality of the Work, and shall endeavor to guard the Owner against defects and deficiencies in the Work of the Contractors.

1.5.7    The Architect shall not have control or charge of and shall not be responsible for the means, methods, techniques, sequences, or procedures of construction, fabrication, procurement, shipment, delivery, or installation; or for safety precautions and programs in connection with the Work; for the acts or omissions of the Contractors, subcontractors, suppliers, or any other persons performing any of the Work; or for the failure of any of them to carry out the Work in accordance with the Contract Documents.

1.5.8    The Architect shall at all reasonable times have access to the Work wherever it is in preparation or progress.

1.5.9    The Architect shall determine the amounts owing to the Contractors and suppliers in a timely manner and shall be liable for such determination as provided in Subparagraph 16.3.

1.5.10    Unless otherwise provided, the Architect's duties shall not extend to the receipt, inspection, and acceptance on behalf of the Owner of furniture, furnishings, and equipment at the time of their delivery to the premises and installation. The Architect is not authorized to reject nonconforming Work, sign Change Orders on behalf of the Owner, stop the Work, or terminate the Contract on behalf of the Owner.

1.5.11    The Architect shall be the interpreter of the requirements of the Contract Documents and the impartial judge of performance thereunder by both the Owner and the Contractor. The Architect shall render interpretations necessary for the proper execution or progress of the Work with promptness on written request of either the Owner or a Contractor, and shall render written decisions, as requested by Owner or Owner's representative, on all claims, disputes, and other matters in questions between the Owner and the Contractor relating to the execution or progress of the Work or the interpretation of the Contract Documents.

1.5.12    Interpretations and decisions of the Architect shall be consistent with the intent of the Contract Documents and shall be in written or graphic form. In the capacity of interpreter and judge, the Architect shall endeavor to secure faithful performance by both the Owner and the Contractors, shall not show partiality to either, and shall not be liable for the result of any interpretation or decision rendered in good faith in such capacity.

1.5.13    The Architect's decisions in matters relating to aesthetics shall be final if consistent with the intent of the Contract Documents subject to final approval of Owner. The Architect's decisions on any other claims, disputes, or other matters, including those in question between the Owner and the Contractors, shall be subject to arbitration as provided in this Agreement and in the Contract Documents.

1.5.14    The Architect shall review the final placement of all items and inspect for damage, quality, assembly, and function in order to determine that all furniture, furnishings, and equipment are delivered and installed in accordance with the Contract Documents.

1.5.15    The Architect shall recommend to the Owner rejection of Work that does not conform to the Contract Documents. Whenever, in the Architect's opinion, it is necessary or advisable for the implementation of the intent of the Contract Documents, the Architect will have authority upon

Owner's approval, to require special inspection or testing of the Work in accordance with the provisions of the Contract Documents whether or not such Work be then fabricated, installed, or completed. If, however, Owner refuses to allow special inspection or testing of Work as requested or recommended by Architect, Owner shall, upon request of Architect, provide Architect with a waiver of liability associated with the failure to allow such test.

1.5.16    The Architect shall review and take appropriate action upon Contractors' submittals such as shop drawings, product data, and Samples as provided in Subparagraph 16.2.

1.5.17    The Architect shall prepare change orders for the Owner's approval and execution in accordance with the Contract Documents, and shall have authority to order minor changes in the Work not involving an adjustment in the contract price or an extension of the contract time that are not inconsistent with the intent of the Contract Documents.

1.5.18    Based on the site observations, the Architect shall determine the dates of substantial completion and final completion; shall receive and forward to the Owner for the Owner's review, written warranties and related documents required by the Contract Documents and assembled by the Contractor; and shall issue final Certificates for Payment.

1.5.19    The extent of the duties, responsibilities, and limitations of authority of the Architect during the performance of the Work shall not be modified or extended without written consent of the Owner, the Contractors and the Architect.

1.6    PROJECT REPRESENTATION BEYOND BASIC SERVICES

1.6.1    If the Owner and the Architect agree that more extensive representation at the Project premises than is described in Paragraph 1.5 shall be provided, the Architect shall provide one or more Project representatives to assist the Architect in carrying out such responsibilities ("Project Representatives") at the Project premises.

1.6.2    Such Project Representatives shall be selected, employed, and directed by the Architect, and the Architect shall be compensated therefore as mutually agreed between the Owner and the Architect and set forth, at the time of the request for such services, as an exhibit amended to this Agreement, which shall describe the duties, responsibilities, and limitations of authority of such Project Representatives.

1.6.3    Through the observations by such Project Representatives, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work, but the furnishing of such Project representation shall not modify the rights, responsibilities, or obligations of the Architect as described in Paragraph 1.5.

1.7    ADDITIONAL SERVICES

  The following Services are not included in Basic Services unless so identified in Article 18. They shall be provided if authorized or confirmed in writing by the Owner, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services.

1.7.1    Providing financial feasibility or other special studies.

1.7.2    Providing planning surveys, site evaluations, environmental studies, or comparative studies of prospective sites, and preparing special surveys, studies, and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.

1.7.3    Providing services relative to future facilities, systems, furniture, furnishings, and equipment that are not intended to be completed or procured during the Contract Administration Phase.

1.7.4    Providing services to investigate existing conditions of facilities, or to make measured drawings thereof, or to document drawings in an electronic format compatible with Architect's software, or to verify the accuracy of drawings or other information furnished by the Owner.

1.7.5    Preparing documents for alternate, separate, or sequential bids or providing out-of-sequence services requested by Owner.

1.7.6    Providing services in connection with the work of a construction manager or separate consultants retained by the Owner.

1.7.7    Providing detailed estimates of Project cost, analysis of owning and operating costs, or detailed quantity surveys or inventories of material, equipment, and labor.

1.7.8    Providing services for planning tenant or rental spaces beyond the space contemplated by this Agreement.

1.7.9    Making revisions in drawings, schedules, specifications, or other documents when such revisions: are inconsistent with approvals, instructions, or information previously provided by the Owner or Owner's consultants, including any approved increases in Project budget or fixed limit of Project cost; are required by the enactment or revision of codes, laws, or regulations subsequent to the preparation of such documents; or are due to other causes not solely within the control of the Architect.

1.7.10    Preparing drawings, schedules, specifications, and supporting data and providing other services in connection with change orders, provided such change orders are required by causes not solely within the control of the Architect.

1.7.11    Making investigations, surveys, valuations, inventories, or detailed appraisals of existing facilities, furniture, furnishings, and equipment, and the relocation thereof, and other services required in connection with Work performed or furnished by the Owner.

1.7.12    Receipt, inspection, and acceptance on behalf of the Owner of furniture, furnishings, and equipment at the time of their delivery to the premises and installation.

1.7.13    Providing consultation concerning replacement of any Work damaged by fire or other cause, and furnishing services as may be required in connection with the replacement of such Work.

1.7.14    Providing services made necessary by the default of any Contractor or supplier, by defects or deficiencies in their Work, or by failure of performance of either the Owner or the Contractor including, but not limited to, Contractor's inadequate review or management of submittals and requests for information under any contract for the Work.

1.7.15    Preparing a set of reproducible record drawings, schedules, or specifications showing significant changes in the Work made during the performance thereof based on mark-up prints, drawings, and other data furnished by the Contractors to the Architect.

1.7.16    Providing extensive assistance in the utilization of any equipment or system such as initial start-up or testing, adjusting, and balancing; preparation of operation and maintenance manuals; training personnel for operation and maintenance; and consultation during operation.

1.7.17    Providing services relating to the Work of any Contractor after issuance to the Owner of the final Certificate for Payment for such Contractor's Work, or in the absence of a final Certificate for Payment, more than thirty (30) days after the date of substantial completion of the Work.

1.7.18    Preparing to serve or serving as an expert witness in connection with any public hearing, arbitration proceeding, or legal proceeding.

1.7.19    Providing services of consultants for the Project including, but not limited to: structural, mechanical, plumbing and electrical engineering, acoustic, lighting, audio/visual, security, graphics, life safety, art, and food service.

1.7.20    Special studies for the Project such as life cycle cost analysis.

1.7.21    The purchasing of furniture, furnishings, or equipment by the Architect with funds provided by the Owner.

1.7.22    Providing services for the design, selection, or installation of graphics and signage.

1.7.23    Providing services in connection with the procurement or installation of works of art.

1.7.24    Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.

1.7.25    Assisting with the promotion or publicity of the Project.

1.7.26    Prepare or review a form of general or supplementary conditions other than the Architect's.

1.7.27    Providing or assisting with the construction of special models or other special presentation materials including, but not limited to, computer-generated simulations and animation.

1.8    TIME

1.8.1    The Architect shall perform Basic and Additional Services as expeditiously as is consistent with professional skill and care and the orderly progress of the Work. Upon request of the Owner, the Architect shall submit for the Owner's approval, a schedule for the performance of the Architect's services which shall be adjusted as required as the Project proceeds, and shall include allowances for periods of time required for the Owner's review and approval of submissions and for approvals of authorities having jurisdiction over the Project. Any change in the schedule not due to the fault of the Architect shall entitle the Architect to a reasonable adjustment in fee in accordance with Paragraph 8.1.3.

1.8.2    Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fires, floods, strikes, lock-outs, epidemics, accidents, shortages, acts of any governmental authority, or other causes beyond the reasonable control and without the fault or negligence of the delayed or non-performing party or its subcontractors. If any such conditions occur, the party delayed or unable to perform shall give immediate notice to the other party stating the nature of the condition and any action being taken to avoid or minimize its effect. The time of the Work as specified herein and shown in Exhibit "C" shall be extended during the continuance of such conditions. The Owner reserves its right to terminate this Agreement as provided below.

ARTICLE 2

ARCHITECT'S SPECIAL RESPONSIBILITIES
WITH RESPECT TO INTERIOR DESIGN

2.1    Neither the Architect's authority to act under Subparagraphs 1.5.12 and 1.5.15, nor any decision made by the Architect in good faith either to exercise or not to exercise such authority, shall give rise to any liability on the part of the Architect to the Owner, the Contractor, and subcontractor or supplier, any of their agents or employees, or any other person.

ARTICLE 3

THE OWNER'S RESPONSIBILITIES

3.1    The Owner shall provide full information regarding requirements for the Project and base building information. Architect shall advise Owner in writing in the event Architect believes additional information regarding requirements of the Project is required.

3.2    If the Owner provides a budget for the Project it shall include contingencies for bidding, changes in the Work, and other costs, including those described in this Article 3 and in Subparagraph 4.1.2. The Owner shall, at the reasonable request of the Architect, provide a statement of funds available for the Project.

3.3    The Owner has designated Paul Franz Construction, Inc. ("Project Manager") as a representative authorized to act in the Owner's behalf with respect to managing various aspects of the Project. The Owner or Project Manager shall examine the documents submitted by the Architect and shall render decisions pertaining thereto promptly, to avoid unreasonable delay in the progress of the Architect's services.

3.4    All purchases of furniture, furnishings or other equipment for the Project shall be made directly by the Owner.

3.5    The Owner shall furnish the services of other consultants, including a qualified general contractor for customary pre-construction services, and agrees to coordinate their services with those of the Architect. The Owner shall also furnish the services of testing services for hazardous materials, chemical and other laboratory tests, inspections and reports, if required. The Architect shall be entitled to rely on the information provided by such consultants.

3.6    The Owner shall furnish all legal, accounting, and insurance counseling services as may be necessary for the Project, including such auditing services as the Owner may require to verify the Contractors' applications for payment or to ascertain how and for what purposes any Contractor uses the monies paid by or on behalf of the Owner.

3.7    The as-built drawings, specifications, services, information, surveys, and reports provided by the Owner pertaining to the Project shall be furnished at the Owner's expense, and the Architect shall be entitled to rely on the accuracy and completeness thereof.

3.8    If the Owner observes or otherwise becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents, prompt written notice thereof shall be given by the Owner or Project Manager to the Architect.

3.9    The Owner or Project Manager shall furnish the required information and services and shall render decisions as expeditiously as necessary for the orderly progress of the Architect's services and of the Work.

3.10    The Owner shall provide suitable space for the receipt, inspection, and storage of materials and equipment.

3.11    The Owner shall contract for all temporary and permanent telephone, communications, and security systems required for the Project so as not to delay the performance of the Architect's services.

3.12    The Owner shall be responsible for the relocation or removal of existing facilities, furniture, furnishings, and equipment, and the contents thereof, unless otherwise provided by this Agreement.

ARTICLE 4

PROJECT COST

4.1    DEFINITION

4.1.1    The Project Cost shall be the total cost or estimated cost to the Owner of all elements of the Project designed or specified by the Architect, costs of managing or supervising construction, and installation.

4.1.2    Unless mutually agreed otherwise, the Project Cost shall include Contractors' overhead and profit, the cost of labor and materials furnished by the Owner, together with any equipment so furnished, whether fixed or movable, and any furniture or furnishings so furnished, providing said equipment, furniture or furnishings have been designed, selected, or provided for by the Architect, including the costs of managing or supervising construction or installation.

4.1.3    Project Cost does not include the compensation of the Architect and the Architect's consultants, or other costs, which are the responsibility of the Owner as, provided in Article 3.

4.2    RESPONSIBILITY FOR PROJECT COST

4.2.1    Evaluations of the Owner's Project budget, Statements of Probable Project Cost, and detailed estimates of Project cost, if any, represent the Architect's best judgment as a design professional familiar with interior design. It is recognized, however, that neither the Architect nor the Owner has any control over the cost of labor, materials, furniture, furnishings, or equipment, over the Contractor's methods of determining bid prices, or over competitive bidding, market, or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established, or approved by the Owner, if any, or from any Statement of Probable Project Cost or other cost estimates or evaluation prepared or reviewed by the Architect.

4.2.2    No fixed limit of Project cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget under Subparagraph 1.2.3 or Paragraph 3.2 or otherwise, unless such fixed limit has been agreed upon in writing and signed by the parties hereto. If such a fixed limit has been established, the Architect shall be permitted to include contingencies for design, bidding, and price escalation, to determine what materials, furniture, furnishings, and equipment, finishes, component systems, and types of construction are to be included in the Contract Documents, to make reasonable adjustments in the scope of the Project and to include in the Contract Documents alternate bids to adjust the Project Cost to the fixed limit. Any such fixed limit shall be increased in the amount of any increase in the Contract Sum occurring after execution of the Contracts and has been agreed to by the parties in writing.

4.2.3    If Bidding or Negotiating has not commenced within three months after the Architect submits the proposed Contract Documents to the Owner, any Project budget or fixed limit of Project Cost shall be adjusted in writing and agreed to by the parties to reflect any change in the general level of prices which may have occurred in the industry between the date of submission of the Contract Documents to the Owner and the date on which proposals are sought.

4.2.4    If a Project budget or fixed limit of Project Cost (adjusted as provided in Subparagraph 4.2.3) is exceeded by the lowest bona fide bids or negotiated proposals, the Owner shall (1) give written approval of an increase in such fixed limit, (2) authorize rebidding or renegotiating of the Project within a reasonable time, (3) if the Project is abandoned, terminate in accordance with Paragraph 12.2, or (4) cooperate in revising the Project scope and quality as required to reduce the Project cost. In the case of (4), provided a fixed limit of Project cost has been established as a condition of this Agreement, the Architect, without additional charge, shall modify the Drawings, Schedules, and Specifications as necessary to comply with the fixed limit unless Architect's design was previously determined to be within the Project budget by the Owner's Contractor, at which time Architect will be entitled to additional compensation for such revisions. The providing of such service shall be the limit of the Architect's responsibility arising from the establishment of such fixed limit, and having done so, the Architect shall be entitled to compensation for all services performed, in accordance with this Agreement, whether or not the Contract Administration Phase is commenced.

ARTICLE 5

PROJECT AREA

5.1    If the net, rentable, or gross floor area of spaces for which interior design services are to be performed, defined as the Project Area, is used as a basis for the Architect's Basic Compensation, it shall be the greater of; that area computed as set forth in the edition of the BOMA (Building Owners and Managers Association) standards current as of the date of this Agreement or as calculated by the Owner's landlord, if any.

ARTICLE 6

DIRECT PERSONNEL EXPENSE

6.1    Direct Personnel Expense is defined as the direct salaries of all the Architect's personnel engaged on the Project, and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory or customary employee benefits, insurance, sick leave, holidays, vacations, pensions, and similar contributions and benefits. Direct salaries (i.e., for additional services) are subject to increase based on Architect's standard company policies. Increases in salary will be reflected in Architect's customary hourly billing rates attached hereto.

ARTICLE 7

REIMBURSABLE EXPENSES

7.1    Reimbursable Expenses are in addition to the Compensation for Basic and Additional Services and include actual expenditures made by the Architect and the Architect's employees and consultants in the direct interest of the Project for the expenses listed in the following Subparagraphs:

7.1.1    Expense of transportation in connection with the Project including air travel and automobile mileage; living expenses in connection with out-of-town travel; long distance communications; telefacsimilies (FAX); internet service provider (ISP) connection fees, fees for internet based project management services when approved in advance by the Owner, fees paid for securing approval of authorities having jurisdiction over the Project; and parking validations or tolls. Airfare shall be reimbursed for unrestricted fares ("Y" class or similar) for domestic travel and business class ("C" class or similar) travel for transcontinental or transoceanic travel.

7.1.2    Expense of reproductions, postage, and handling of drawings, schedules, specifications, and other documents, including computer plotting and photographic production techniques and, with the Owner's approval, photography expenses (including photography of the completed Project by a qualified photographer selected by the Architect).

7.1.3    Expense of reasonable supplies, graphic art materials, maps, and similar documents directly associated with the project.

7.1.4    Expense of pre-approved overtime work including meals and air conditioning outside of normal building hours. Normal business hours are defined as Monday thru Friday (except for holidays), 7 a.m. to 7 p.m.

7.1.5    Expense of renderings, models, and mock-ups requested and pre-approved by the Owner.

7.1.6    Expense of any additional insurance coverage or limits, including professional liability insurance, requested by the Owner in excess of that normally carried by the Architect and the Architect's consultants and expenses of any taxes directly attributable to the Project.

ARTICLE 8

PAYMENTS TO THE ARCHITECT

8.1    PAYMENTS ON ACCOUNT OF BASIC SERVICES

8.1.1    An initial payment as set forth in Paragraph 17.1 is the minimum payment under this Agreement.

8.1.2    Architect shall submit to Owner invoices for Basic Services and Reimbursable Expenses as defined in Article 7 on a monthly basis and shall be in proportion to services performed within each Phase of services, on the basis set forth in Article 17. Payments for such Basic Services not in dispute shall be made within 30 days of invoice date. Payments overdue after 45 (consistent with 8.2.1) days from invoice date will be subject to late charges as provided in Subparagraph 17.6. Payment of late charges will not cure a failure to make payments when due.

8.1.3    If and to the extent that the Contract Time initially established in any Contract is exceeded or extended through no fault of the Architect, compensation for any Basic Services required for such extended period of Administration of the Contract shall be computed as set forth in Paragraph 17.4 for Additional Services.

8.2    PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES

8.2.1    Architect shall submit to Owner invoices for Additional Services as defined in Paragraph 1.7 and for Reimbursable Expenses as defined in Article 7 on a monthly basis. Payments for such Additional Services and Reimbursables not in dispute shall be made within 30 days of invoice date. Payments overdue after 45 days from invoice date will be subject to late charges as provided in Subparagraph 17.6. Payment of late charges will not cure a failure to make payments when due.

8.3    PAYMENTS WITHHELD

8.3.1    No deductions shall be made from the Architect's compensation on account of penalty, liquidated damages, or other sums withheld from payments to Contractors, or on account of the cost of changes in the Work, other than those for which the Architect is held legally liable.

8.4    PROJECT SUSPENSION OR TERMINATION

8.4.1    If the Project is suspended or abandoned in whole or in part for more than three (3) months, the Architect shall be compensated for all services performed prior to receipt of written notice from the Owner of such suspension or abandonment, together with Reimbursable Expenses then due and all Termination Expenses as defined in Paragraph 12.4. If the Project is resumed after being suspended for more than three (3) months, the Architect's compensation shall be equitably adjusted as agreed between the parties and the parties shall review Project schedules and budget.

8.5    ARCHITECTS RIGHT TO STOP WORK

8.5.1    Architect shall have the right to stop work at any time payments are overdue 45 days after date of invoice, unless such payments are in dispute. In the event payments are in dispute, Architect shall have the right to stop work unless Owner has paid Architect all amounts not in dispute, and has within 45 days of the date of the invoice provided Architect with a written statement setting forth the grounds for the dispute and the amount thereof.

8.5.2    Architect shall have the right to stop work if disputes over schedule changes and fees are not resolved within sixty (60) days from the date the dispute was noticed in writing to the other party. Architect shall give a written thirty (30) day notice of intent to stop work due to dispute(s). Work shall resume upon resolution of the dispute.

ARTICLE 9

ARCHITECT'S ACCOUNTING RECORDS

9.1    Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of a Multiple of Direct Personnel Expense shall be kept on the basis of generally accepted accounting principles and shall be available to the Owner or the Owner's authorized representative at mutually convenient times.

ARTICLE 10

OWNERSHIP AND USE OF DOCUMENTS

10.1    Drawings, schedules, specifications, and models, created by Architect as instruments of service, are property of Owner. If this Agreement is terminated for any reason prior to completion of the work, Owner may, in its discretion, use any document prepared hereunder for the purpose of completing the project, provided that Owner has paid for same; and provided further that is such termination occurs prior to completion of the document and/or through no fault of Architect, Architect shall have no liability for such use. Owner acknowledges that the documents prepared under this Agreement are specific to the site of this particular project and are not appropriate for use on any other project, or on any extension of this project. Owner agrees that it will not reuse any design or document prepared by Architect pursuant to this Agreement without the written verification or adaptation by Architect for the specific purpose intended, and mutually agreed compensation therefore. Owner shall indemnify and hold harmless Architect from all claims, damages, losses and expenses including reasonable attorney's fees arising out of or resulting from, or alleged to arise out of or result from, any reuse of Architect's design or drawings in breach of this provision. Notwithstanding the above, Architect shall retain all rights to its design elements, design intent, design details, material selections, or combinations thereof, and shall be entitled to use same on other projects.

ARTICLE 11

DISPUTE RESOLUTION

11.1    If any disagreement shall arise among the parties with respect to the performance of this Agreement or its termination, or with respect to any other matter, cause, or thing whatsoever not herein otherwise provided for, such disagreement shall be referred to the CEOs or principals of Owner and Architect and, if they fail to agree, the disagreement may be decided by alternative forms of dispute resolution, as mutually agreed, or otherwise determined by such remedies of law as are available to the parties.

ARTICLE 12

TERMINATION OF AGREEMENT

12.1    This Agreement may be terminated by either party upon seven (7) day's written notice should the other party fail substantially to perform in accordance with its terms through no fault of the party initiating the termination.

12.2    This Agreement may be terminated by the Owner on seven (7) day's written notice to the Architect in the event that the Project is permanently abandoned or work on the Project is to be suspended for an indefinite or extended period of time.

12.3    In the event of termination not the fault of the Architect, the Architect shall be compensated for all services performed to termination date, together with any Reimbursable Expenses then due and all Termination Expenses as defined in Paragraph 12.4.

12.4    Termination expenses shall be calculated as a fee equal to one month's direct personnel expense for each of the primary personnel working on the Project. For purposes of this provision, primary personnel shall be defined as Kai Broms, Jefferson Choi, and Susan Melkonians. Upon any such termination, Architect waives and forfeits all other claims for payment for services, including without limitation, anticipated profits. In connection with any payments owed to Architect upon termination, Owner shall be credited for all payments, if any, previously made to Architect for the terminated portion of the work.

12.5    Should Architect not complete all Basic Services described and agreed to by the parties in this Agreement, Owner will hold Architect harmless for the Project and for any damages resulting from the services provided.

12.6    Should Owner and Architect be unable to resolve any disputes within sixty (60) days from the date the dispute was first noticed to the other party, either party shall have the right to terminate this Agreement upon seven (7) days written notice to the other.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1    The Architect warrants and agrees this it has complied and will comply with all applicable Federal, state, and local laws, codes, and regulations. Unless otherwise specified, this Agreement shall be governed by the law of the State of California.

13.2    As between the parties to this Agreement: as to all acts of failures to act by either party to this Agreement, any applicable statute of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued in any and all events not later than the relevant date of substantial completion of the Work, and as to all acts or failures to act occurring after the relevant date of substantial completion, not later than the date of issuance of the final Certificate for Payment.

13.3    The liability of the Architect to the Owner shall be limited to the amount of any insurance coverage available to satisfy any claim made against the Architect within the scope of any such coverage in existence at the time that the claim is first made.

13.4    Architect agrees to defend, indemnify, and save the Owner harmless from and against all liabilities, claims, or demands whether in tort or in contract for injuries or damages to any person or property to the extent arising out of Consultant's negligent acts or omissions in the performance of this Agreement. In no event, shall Owner be responsible for any incidental, special, consequential, or punitive damages.

13.5    Owner and Architect agree that during the term of this Agreement and for a period of one (1) year thereafter, neither shall solicit for employment or retention as an independent contractor any employee or former employee of the other who provided any service pursuant to this Agreement. Solicit shall not be deemed to include advertising in newspapers or trade publications available to the public.

13.6    Architect may include Owner's name in its client list, provided that Architect maintains the confidentiality of all proprietary and confidential information. Architect shall have the right to photograph the project site and upon review and written approval of Owner, use same in Architect's marketing and promotional materials.

13.7    If consultants are provided by Architect as stated in Subparagraph 1.7.19, communication by and with the Architect's consultants shall be through the Architect.

13.8    The Architect will coordinate Interior Design work with consultants retained for the Project and will work with these consultants to have them accommodate the design requirements of the Work. For consultants provided by the Owner, the Owner will cause such consultants to perform their services within the time frame, budget, and parameters agreed to for the Project. The Architect shall not be responsible for schedule delays caused by such Owner's consultants or for Errors or Omissions of such consultants.

13.9    The Architect acknowledges that certain of the Owner's valuable, confidential, and proprietary information may come into the Architect's possession. Accordingly, the Architect agrees to hold all information it obtains from or about the Owner in strictest confidence, not to use or disclose such information other than for the performance of the services, and to cause any of its employees, subcontractors, material suppliers, or consultants to whom such information is transmitted to be bound to the same obligation of confidentiality to which the Architect is bound. The Architect shall not communicate the Owner's information in any form to any third party without the Owner's prior written consent, except that information required to be disclosed by law.

13.10    Architect shall maintain professional liability insurance ($1,000,000) for a period of three (3) years after the date of substantial completion.

ARTICLE 14

SUCCESSORS AND ASSIGNS

14.1    The Owner and the Architect, respectively, bind themselves, their partners, successors, assigns, and legal representatives to the other party to this Agreement and to the partners, successors, assigns, and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Architect shall assign, subcontract, hypothecate, or transfer any interest in this Agreement without the express written consent of the other, except for assignment to lenders. In the event of an assignment to lenders, the assignment shall only be valid if the Owner or lenders pay within 45 days of assignment all amounts due and owning to Architect prior to such assignment.)

ARTICLE 15

EXTENT OF AGREEMENT

15.1    This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.

ARTICLE 16

ARCHITECT'S STATUS

16.1    The Architect's services and obligations under this Agreement shall be provided in conformity with the standards of care and skill of the architectural profession. Architect will maintain sufficient workforce of trained and skilled professional personnel to complete the services under this Agreement and shall at all times perform services in a manner consistent with the Owner's stated objectives in order to facilitate the timely completion of the Work. The Architect shall not be responsible for the performance of the construction contract(s), work or products, or any defects, deficiencies, or effects resulting from any contractor, subcontractor, manufacturer, supplier, fabricator, consultant retained by the Owner, or any other third party. Nothing in this Agreement shall be construed as giving the Architect the responsibility for or the authority to control, direct, or supervise construction means or methods.

16.2    The Architect's review of shop drawings, product data, samples, and on-site observation of the Work and the installation of the furnishings is to determine if the Contractor's submittals and Work appear to be in conformance with the design concept set forth in the Construction Documents prepared by the Architect. It is understood that the Architect's review shall not be considered to be complete in every detail or exhaustive. Such reviews shall also not relieve any contractor, subcontractor, manufacturer, supplier, fabricator, vendor, consultant, or other third party from responsibility for any deficiencies which may exist or for any departures or deviations from the requirements of the Construction Documents or for the responsibility to coordinate the work or portion of the work of one trade with another. The Architect's actioning of a specific item shall not constitute approval of an assembly of which the item is a component, and the Architect's actioning of a Sample or Samples shall not constitute an approval of that item as delivered and installed if not in conformance with such actioned Sample.

16.3    The Architect's review of and recommendations for payment of contractor or vendor Applications for Payments shall be based on, and limited to, the extent of the Architect's observations of construction and the installation of the interior furnishings and the representations made in the contractor's or vendor's Applications for Payments. The issuance of a recommendation for payment is solely for the benefit of the Owner and shall mean that, based on such observations and such representations of the contractors or vendors, it appears that the Work has progressed to the point indicated and that the Work and furnishings also appears to the Architect to be in general conformance with the Construction Documents prepared by the Architect. The issuance of the Architect's recommendations for payment shall not be a representation that the Architect has made any examination to ascertain how and for what purpose the contractors or vendors have used monies previously paid or that the Architect has audited the data submitted by the contractors or vendors.

16.4    Because interior furnishings and construction costs are affected by unpredictable fluctuations in the costs of labor, materials, and equipment, by suppliers', contractors', and vendors' differing methods of determining bid prices, by the competitiveness of the bidding, by market conditions, and by other factors beyond Architect's control. Architect's estimates of probable project costs (interior furnishings and construction costs) are intended solely for informational purposes and Architect cannot guarantee that bids or construction and installation costs will not vary from such estimates.

16.5    It is understood that the construction and vendor contracts shall include provisions describing the Architect's role as stated in this Agreement with respect to construction and installation of the furnishings and require the Contractors and any vendors working on the Project site to indemnify the Owner and Architect.

16.6    The Architect's services are being provided solely for the benefit of the Owner and no contractor, subcontractor, supplier, fabricator, manufacturer, occupant, vendor, consultant, or other third party shall have any claim against the Architect as a result of this Agreement or the performance or non-performance of the Architect's services.

ARTICLE 17

BASIS OF COMPENSATION—AREA FEE

  The Owner shall compensate the Architect for the Scope of Services provided, in accordance with Article 8, Payments to the Architect, and the other Terms and Conditions of this Agreement, as follows:

17.1    AN INITIAL PAYMENT of zero dollars ($0.00) shall be made upon execution of this Agreement.

17.2    BASIC COMPENSATION

17.2.1    FOR BASIC SERVICES, as described in Paragraphs 1.1 through 1.5, and any other services included in Article 18 as part of Basic Services, Basic Compensation shall be based on an LUMP SUM FEE of two hundred sixty-eight thousand five hundred dollars ($268,500.00).

17.2.2    PAYMENTS for Basic Services shall be made as provided in Paragraph 8.1 monthly, in proportion to the services performed, so that the Basic Compensation for each Phase shall equal the following percentages of the total Basic Compensation payable:

Schematic Design Phase:	15.0%
Design Development Phase:	27.0%
Contract Documents Phase:	40.0%
Contract Administration Phase:	18.0%

17.3    FOR PROJECT REPRESENTATION BEYOND BASIC SERVICES, as described in Paragraph 1.6, compensation shall be computed separately in accordance with Subparagraph 1.6.2, as follows:

At Architect's customary hourly billing rates attached as Exhibit "B".

17.4    COMPENSATION FOR ADDITIONAL SERVICES

17.4.1    FOR ADDITIONAL SERVICES OF THE ARCHITECT, as described in Paragraph 1.7, and any other services included in Article 18 as part of Additional Services, but excluding Additional Services of consultants which shall be computed separately, Compensation shall be computed as follows:

At Architect's customary hourly billing rates attached as Exhibit "B".

17.4.2    FOR SERVICES OF CONSULTANTS, including those provided under Subparagraph 1.7.19 or identified in Article 18, a multiple of (1.10) times the amount billed to the Architect for such services.

FOR REIMBURSABLE EXPENSES, as described in Article 7, and any other items included in Article 18 as Reimbursable Expenses, a multiple of (1.10) times the amounts expended by the Architect, the Architect's employees, and consultants in the interest of the Project. If back-up documentation is requested, a multiple of (1.15) times the amounts expended by the Architect, the Architect's employees, and consultants in the interest of the Project.

17.5    Payments due the Architect and unpaid as provided in Subparagraph 8.2.1 shall bear a late charge at the rate of 10% per annum, compounded monthly. Disputed billings shall not be subject to a late charge.

17.6    The Owner and the Architect agree in accordance with the Terms and Conditions of this Agreement that:

17.7.1    If the scope of the Project or of the Architect's Services is changed materially including an increase in time over that shown in the schedule attached as Exhibit "C", the amounts of compensation shall be equitably adjusted and agreed to in writing by the parties prior to performing work.

17.7.2    If the services covered by this Agreement have not been completed within the completion date set forth in the schedule attached as Exhibit "C", through no fault of the Architect, the amounts of compensation, rates and multiples set forth herein shall be equitably adjusted.

ARTICLE 18

OTHER CONDITIONS OR SERVICES

The following services shall be included as part of the Architect's Basic Services: None.

This Agreement executed as of the day and year first written above.

OWNER	ARCHITECT

/s/ KM FISHER	/s/ RICHARD RIVEIRE
Signature	Signature

KM Fisher	Richard Riveire, AIA
Name (Print or Type)	Name (Print or Type)

Title: Executive Vice President & Chief Financial Officer	Title: Principal

EXHIBIT "A"

MARCH 20, 2002 FEE PROPOSAL FOR VISITOR CENTER FACILITY

        [LOGO]

FEE PROPOSAL FOR VISITOR CENTER FACILITY

PREPARED FOR

QAD Software

IN ASSOCIATION WITH PAUL FRANZ CONSTRUCTION INC. AND ANDY NEUMANN ARCHITECTS

REVISED 20 MARCH 2002

DMJMRottet

3.    COMPENSATION & TERMS

Fee Summary

        Our agreement for this project will be with QAD Software, Inc.

        For the interior design services outlined in the original proposal under Section 2—Scope of Services and based on the attached Proposed Fee Model, we propose a lump sum fee of $268,500.00.

        We have developed this fee based on the team members presented in the interview with the addition of Lauren Rottet and Vano Hantunians, the budget costs noted for each space, the deliverables and meetings anticipated, and the assumed schedule, each attached as part of the Fee Model.

        In reviewing the Fee Model, it is important to remember that the tasks listed do not represent the complete Scope of Services proposed and that the hours identified include work not specifically stated. The Fee Model calculates the cost of the Work based on three separate approaches, the fee above is a median of the three schemes.

        This fee will be invoiced monthly as a percent complete of the project and phase.

        Please note that our fee does not include mechanical, electrical, or structural engineering or any other consulting service.

Reimbursables & Billing

        We will be reimbursed for all expenditures made by us or any consultants we may engage for the project including, but not limited to: transportation, including air travel ("Y" class fares for domestic travel and "C" class fares for transcontinental and international travel), lodging, and subsistence; document reproduction, computer plotting, photography; long distance communications including cellular phone charges, shipping, postage, messenger, or courier service charges; off-hour expenses; any sales, usage, occupation, service, gross receipts, or similar taxes directly attributable to the project; purchase of maps and similar documents; supplies and materials; and other similar expenses. If authorized by you, we will be reimbursed for any renderings or scale models; professional photography, mock-ups or samples supplied by outside vendors; special engineering studies and reports; or the fees of any outside consultants retained by us and approved by you. Our billings for such reimbursable expenses shall receive our customary 10% surcharge for handling exclusive of backup documentation. Backup documentation is available for an additional surcharge of 5%.

        We will submit invoices monthly and payment shall be made in US currency within thirty (30) days of invoice date. Overdue payments shall bear interest compounded monthly at the annual rate of 10%. In addition, we shall also have the right to suspend our services until payment in full including interest is received. In the event that the suspension remains in effect longer than sixty (60) days, we may elect to terminate this Agreement and shall be entitled to payment for all services performed prior to the date of termination plus all expenses incurred as a result of termination.

        This Agreement may be terminated by either party upon written notice should the other party fail substantially to perform in accordance with its terms through no fault of the party initiating the termination, in the event that the Project is permanently abandoned; or if the parties fail to agree on the terms of the final agreement. In the event of termination, DMJMRottet shall be compensated for all services performed to termination date, together with any due Reimbursable Expenses.

        Should DMJMRottet not complete all Basic Services described in the Form of Agreement for any reason, you will hold DMJMRottet harmless for any and all aspects of the Project and for any damages resulting from the services rendered.

EXHIBIT "B"

HOURLY FEE SCHEDULE

Lauren Rottet, (Principal)	$225.00 / Hour
Richard Riveire (Principal)	$225.00 / Hour
Vano Haritunians (Associate Principal)	$175.00 / Hour
Naomi Asai (Associate Principal)	$175.00 / Hour
Senior Associate	$140.00 / Hour
Architect / Design 6	$125.00 / Hour
Architect / Design 5	$115.00 / Hour
Architect / Design 4	$100.00 / Hour
Architect / Design 3, 2, 1	$85.00 / Hour
To	$50.00 / Hour

EXHIBIT "C"

SCHEDULE

QuickLinks

  Exhibit 10.3
Standard Form of Agreement For Interior Design Services
ARTICLE 1 ARCHITECT'S SERVICES
ARTICLE 2 ARCHITECT'S SPECIAL RESPONSIBILITIES WITH RESPECT TO INTERIOR DESIGN
ARTICLE 3 THE OWNER'S RESPONSIBILITIES
ARTICLE 4 PROJECT COST
ARTICLE 5 PROJECT AREA
ARTICLE 6 DIRECT PERSONNEL EXPENSE
ARTICLE 7 REIMBURSABLE EXPENSES
ARTICLE 8 PAYMENTS TO THE ARCHITECT
ARTICLE 9 ARCHITECT'S ACCOUNTING RECORDS
ARTICLE 10 OWNERSHIP AND USE OF DOCUMENTS
ARTICLE 11 DISPUTE RESOLUTION
ARTICLE 12 TERMINATION OF AGREEMENT
ARTICLE 13 MISCELLANEOUS PROVISIONS
ARTICLE 14 SUCCESSORS AND ASSIGNS
ARTICLE 15 EXTENT OF AGREEMENT
ARTICLE 16 ARCHITECT'S STATUS
ARTICLE 17 BASIS OF COMPENSATION—AREA FEE
ARTICLE 18 OTHER CONDITIONS OR SERVICES
FEE PROPOSAL FOR VISITOR CENTER FACILITY PREPARED FOR QAD Software IN ASSOCIATION WITH PAUL FRANZ CONSTRUCTION INC. AND ANDY NEUMANN ARCHITECTS
REVISED 20 MARCH 2002
DMJMRottet